Exhibit 99.1

HENNESSY ADVISORS, INC. ANNOUNCES ANNUAL EARNINGS

INCREASE OVER 10%

Novato, CA – December 6, 2005 – Hennessy Advisors, Inc. (OTCBB:HNNA) Chief Executive Officer and President, Neil Hennessy, today announced fully diluted earnings per share for Hennessy Advisors, Inc. of $1.20 for the fiscal year ended September 30, 2005, up from $1.09 in the prior fiscal year, an increase of over 10%. Growth in income is primarily attributable to increased mutual fund assets under management. Total mutual fund assets increased by nearly 50%, growing to $1.8 billion at September 30, 2005, compared to $1.2 billion at September 30, 2004. Approximately half of the growth in assets is attributable to the acquisition of The Henlopen Fund, which occurred in the last quarter of the fiscal year.

“I am delighted that we have been able to produce another strong year of earnings for our valued shareholders, particularly in light of the volatile market environment and increasing regulations and costs associated with managing mutual funds,” said Mr. Hennessy. “With revenue increasing 25% and income and earnings each increasing over 10% versus last year, we anticipate that our investors will be pleased with our financial results,” he added.

Hennessy Advisors, Inc.

Financial Highlights

Year to Year

	Twelve Months Ended
Fiscal Year	Sept. 30, 2005	Sept. 30, 2004	$ Change	% Change
Total Revenue	$11,997,378	$9,545,189	$2,452,189	25.7%
Net Income	$3,139,334	$2,765,006	$374,328	13.5%
Earnings per share (diluted)	$1.20	$1.09	$0.11	10.1%
Weighted Average number ofshares outstanding	2,614,550	2,550,839	63,711	2.5%

At Period Ending Date	Sept. 30, 2005	Sept. 30, 2004	$ Change	% Change
Mutual Fund Assets Under Management	$1,807,472,160	$1,222,073,102	$585,399,058	47.9%

Hennessy Advisors, Inc., located in Novato, CA, is a publicly traded investment advisor to six no-load mutual funds. The Hennessy Funds employ superb, time-tested stock selection formulas and manage their funds with unwavering discipline and consistency. Hennessy Funds serves clients with integrity, honesty and candor, and their strategies and performance are fully disclosed.

Supplemental Information

Nothing in this section shall be considered a solicitation to buy or an offer to sell a security to any person in any jurisdiction where such offer, solicitation, purchase or sale would be unlawful under the securities laws of such jurisdiction. Mutual fund investing involves risk; loss of principal is possible. While the Hennessy Funds are no load, management and distribution fees and other expenses apply. For more complete information about the Hennessy Funds, including investment objectives, risk, fees and expenses, please call 800-966-4354 to obtain a free prospectus. Read it carefully before investing. The distributor for the Hennessy Funds is Quasar Distributors, LLC.